FOR IMMEDIATE RELEASE

Media Contact:

Bill Marino

Trippe-Marino / SJI Communications, Inc.

303-988-5133

bmarino@trippemarino.com

EXABYTE COMPLETES $9.5 MILLION CONVERTIBLE NOTE FINANCING AND MODIFICATION OF MEDIA DISTRIBUTION AGREEMENT

BOULDER, COLO. – November 1, 2005 – Exabyte Corporation, (OTCBB: EXBY), the leading innovator in tape backup, restore and archival systems, today announced the completion of a private sale of $9.5 million of 10% Secured Convertible Subordinated Notes and warrants to purchase shares of its common stock. Participants in the financing include several institutional investors, a significant majority of whom are existing Exabyte preferred shareholders. Exabyte also announced today a modification to its Media Distribution Agreement with Imation Corporation which increases the Company’s gross margin on sales of its proprietary removable data storage media. Prior to these transactions, effective for trading on October 31, 2005, the Company completed a 10:1 reverse split of its outstanding common stock.

The Convertible Notes mature, in total, on September 30, 2010, bear interest at 10%, payable quarterly (beginning June 1, 2006) in shares of the Company’s common stock, and are convertible into common shares at an initial conversion price of $2.80 per share (as adjusted for the reverse stock split completed on October 31, 2005). On the 30-day anniversary of the closing, the conversion price will be adjusted to equal the average of the daily volume weighted average price for the immediately preceding five trading days if such average is less than $2.80, provided that the adjusted conversion price shall not be less than $1.80 per share. The Convertible Notes are secured by a pledge of substantially all of the assets of the Company and are subordinated to the security interest and indebtedness under the Company’s credit agreement with Wells Fargo Business Credit, Inc. The proceeds from the offering will be used for general working capital purposes. In connection with the sale of the Convertible Notes, the purchasers received five-year warrants to purchase 4,750,000 common shares with an initial exercise price of $2.80 per common share, subject to adjustment to the adjusted conversion price of the Convertible Notes.

As a result of the offering, the conversion and exercise price of the Series AA preferred stock and warrants issued by the Company in May 2004, pursuant to their terms, was adjusted to the conversion price of the of the Convertible Notes, and will be adjusted to the adjusted conversion price of the Convertible Notes, as applicable.

“We are pleased to have completed the Convertible Note offering with the participation of existing Exabyte shareholders,” noted Carroll Wallace, CFO of Exabyte. “This financing will allow the Company to continue to execute its business strategy of expanding market share for our VXA product line and our growing LTO automation products.”

Also on October 31, 2005, the Company entered into an amendment to the Media Distribution Agreement between the Company and Imation dated November 7, 2003. The Media Distribution Agreement (MDA) granted Imation the exclusive worldwide marketing and distribution rights for the Company’s proprietary removable data storage media in exchange for a fee of $18,500,000 received by the Company in December 2003. The original MDA provided for discounted sales prices to Imation, such that Imation was able to obtain a gross margin of at least 25% on sales to third parties. The amendment provides that the sales prices to Imation will be adjusted such that Imation will be able to obtain a gross margin of 8% on sales to third parties during the period from January 1, 2006 through December 31, 2006, and a gross margin of 10% thereafter.

As consideration for the revision of the gross margin and to adjust the initial distribution fee, the Company agreed to provide the following consideration to Imation: (1) a $5,000,000 note , bearing interest at 10% beginning January 1, 2006, with interest only payments through 2007 and equal quarterly principal and interest payments commencing on March 31, 2008 and continuing through December 31, 2009, (2) 1,500,000 shares of common stock and warrants to purchase 750,000 shares of common stock of the Company initially at $2.80 per share, subject to adjustment to the adjusted conversion price of the Convertible Notes, and (3) a $2,000,000 cash payment or credit (at the option of the Company) to be applied against product purchases by Imation subsequent to January 1, 2006. In addition, in connection with the amendment, Imation loaned $2,000,000 to the Company under a note bearing interest at 10% and maturing December 15, 2006. The $5,000,000 and $2,000,000 notes are also secured by substantially all of the assets of the Company and are subordinated to the security interests of, and indebtedness to, Wells Fargo and the holders of the Convertible Notes.

“Exabyte’s relationship with Imation has been very important to the Company over the past two years, and we are pleased that Imation will continue to be a key strategic partner of the Company in the future,” said Tom Ward, CEO of Exabyte. “The modification of the Media Distribution Agreement is critical to improving the Company’s financial performance, executing its business plan, and achieving future profitability, and also demonstrates Imation’s continued support of Exabyte and its VXA Packet Technology platform.”

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBY) is the leading innovator of tape storage products. For more than 20 years, the company has been recognized for its innovative engineering approach and for consistently raising industry standards in technology, quality and data reliability for tape drives and tape automation. The Company’s products back up and restore critical business information in a manner consistently ahead of its competitors in terms of capacity, transfer speeds, and reliability – all at competitive prices. With patented and award-winning VXA Packet Technology and ExaBotics™, Exabyte’s VXA™ and LTO™ (Ultrium™) products are ideally suited for SMB and departmental servers, workstations, LANs, and SANs. Exabyte has a worldwide network of OEMs, distributors and resellers that share the company’s commitment to innovation and customer service, including IBM, Apple, Fujitsu Siemens Computers, Fujitsu Ltd., Imation, Tech Data, and Ingram Micro. For more information, call 1-800-EXABYTE or visit www.exabyte.com.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Convertible Notes and underlying common shares and the warrants to purchase common shares and common shares issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended, and applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. Exabyte has agreed to file a registration statement covering resale by investors of common shares underlying the Convertible Notes, issuable upon exercise of the related warrants, and shares issuable for payment of interest for a specified period of time, and shares issued to Imation Corporation or issuable upon exercise of the Imation warrants.

The foregoing contains forward-looking statements related to the Company’s products and business prospects. Such statements are subject to one or more risks. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the Company’s Form10-K.

Exabyte, VXA and M2 are registered trademarks, and, MammothTape is a trademark of Exabyte Corp. All other trademarks are the property of their respective owners